UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 23, 2020

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, No Par Value	ATO	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2020, Atmos Energy Corporation (the “Company”) entered into a 364-Day Revolving Credit Agreement (the “Credit Agreement”) with Mizuho Bank, Ltd. (“Mizuho”), as the Administrative Agent, and the syndication agents, the documentation agents, the lead arrangers and bookrunners named therein, and the lenders named therein, providing the Company with a $600 million senior unsecured 364-day revolving credit facility (the “Credit Facility”). Proceeds of the Credit Facility will be used by the Company for working capital.

Borrowings under the Credit Facility will bear interest at a rate dependent on the Company’s credit ratings and based, at the Company’s election, on a base rate or on LIBOR for the applicable interest period. In the case of borrowings based on the base rate, an applicable margin ranging from 0.000% to 0.250% will apply, based on the Company’s then-current credit ratings. The base rate is defined as the highest of (i) the per annum rate of interest established by Mizuho as its prime lending rate at the time of such borrowing, (ii) the Federal Funds Rate, as in effect at the time of borrowing, plus one-half of one percent (0.50%) per annum, or (iii) the one-month LIBOR plus one percent (1.00%). In the case of borrowings based on LIBOR, an applicable margin ranging from 1.000% to 1.250% will apply, based on the Company’s then-current credit ratings. The effective total interest rate may be modified in the event of a change in the Company’s credit ratings.

The Company must also pay commitment fees quarterly in arrears on the average daily unused portion of the credit facility at rates ranging from 0.100% to 0.175% per annum, dependent upon the Company’s credit ratings. Based upon the Company’s current credit ratings, the commitment fee would be at the rate of 0.125%.

The Credit Facility will expire on April 22, 2021, at which time all outstanding amounts under the Credit Facility will be due and payable. The Credit Facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, substantial asset sales and mergers. In addition, the Credit Facility provides that during the term of the facility, the Company’s debt to capitalization ratio as of the last day of each of its fiscal quarters shall be less than or equal to 0.70 to 1.00, excluding from the calculation of debt (i) any pension and other post-retirement benefits liability adjustments recorded in accordance with generally accepted accounting principles; and (ii) an amount of hybrid securities, as defined in the Credit Facility (generally, deferrable interest subordinated debt with a maturity of at least 20 years), not to exceed a total of 15% of total capitalization.

In the event of a default by the Company under the Credit Facility, including cross-defaults relating to specified other indebtedness of the Company, Mizuho may, upon the consent of lenders holding a certain minimum of loans, and shall, upon the request and direction of such lenders, declare the amounts under the Credit Facility outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the Credit Facility documents, including, without limitation, all rights of set-off and all other rights available under the law. For certain events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Facility automatically become payable immediately.

With respect to the other parties to the Credit Facility, the Company also has or may have had customary banking relationships based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. The summary of the Credit Facility in this report does not purport to be completed and is qualified by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

364-Day Revolving Credit Agreement, dated as of April 23, 2020, among Atmos Energy Corporation, Mizuho Bank, Ltd., as the Administrative Agent, the agents, arrangers and bookrunners named therein, and the lenders named therein.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: April 24, 2020	By:	/s/ CHRISTOPHER T. FORSYTHE
Christopher T. Forsythe
Senior Vice President and Chief Financial Officer